BAYFIRST FINANCIAL CORP.
(a Florida Corporation)

COMMON STOCK SUBSCRIPTION RIGHTS

To purchase one share of common stock
Subscription Price: $3.50 per share

The Subscription Rights will expire on or before 5:00 p.m., Eastern Time, on September __, 2026, subject to extension.

BayFirst Financial Corp. (the “Company”) has issued to each of its shareholders of record as of May 12, 2026, the right to purchase one share of Company common stock at $3.50 per share (“Subscription Rights”), on the terms and conditions set forth in the Company’s prospectus dated August 20, 2026 (the “Prospectus”). The Subscription Rights may be exercised, in whole or in part, by completing this form and remitting the full payment for the Subscription Rights exercised.

SHAREHOLDER:                NUMBER OF SUBSCRIPTION RIGHTS:

The terms and conditions of the rights offering are set forth in and are incorporated herein by reference. Copies of the Prospectus are available upon request from Regan & Associates, Inc., the Company’s information agent, at (800) 737-3426 or (212) 587-3005.

SUBSCRIPTION RIGHTS MUST BE DELIVERED BY HAND, FIRST CLASS MAIL, OVERNIGHT DELIVERY, OR COURIER SERVICE:

 Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Corporate Actions – BayFirst Financial Corp.

 DELIVERY OTHER THAN IN THE MANNER OR TO THE ADDRESS LISTED ABOVE WILL NOT CONSTITUTE VALID DELIVERY

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

EXERCISE OF SUBSCRIPTION RIGHTS

You have been issued the number of Subscription Rights reflected above. To subscribe for shares, please provide the following information and sign below. You may subscribe for any amount of shares, up the number of your of Subscription Rights.

•I subscribe for the following number of shares:

•My enclosed payment is $3.50 multiplied by that number of shares: $

Any questions or requests for assistance should be directed to
Regan & Associates, Inc. at (800) 737-3426 or (212) 587-3005.

METHOD OF PAYMENT (CHECK ONE)

□ Check, certified check, or U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as subscription agent for BayFirst Financial Corp.

□ Wire transfer of immediately available funds directly to Continental Stock Transfer & Trust Company, LLC, as Subscription Agent, at: JPMorgan Chase Bank; ABA # 021000021; Acct # 475- 697979; Reference: BayFirst Financial Corp./CST Account #: ____________

I acknowledge that I have received the Prospectus and I hereby irrevocably subscribe for the number of shares indicated above on the terms and conditions specified in the Prospectus. By signing below, I confirm that I did not purchase shares of Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series D in the Company’s April 28, 2026 private placement, as described in the Prospectus.

                     Email:
Signature

Print name:                  Telephone:

Entity and Title, if applicable:

Any questions or requests for assistance should be directed to
Regan & Associates, Inc. at (800) 737-3426 or (212) 587-3005.